Exhibit 21

Subsidiaries of the Small Business Issuer

Parent

First Southern Bancshares, Inc.

Subsidiaries(a)	Percentage of Ownership	Jurisdiction or State of Incorporation

First Southern Bank	100%	Alabama

(a)	The operation of the Company’s wholly owned subsidiary is included in the Company’s Financial Statements attached hereto as Exhibit 99(a).